EXHIBIT 2.1
EXECUTION VERSION
ARRANGEMENT AGREEMENT
BY AND AMONG
ARUBA NETWORKS, INC.,
AZALEA NETWORKS,
FELIX ZHAO, FRANK WANG, FANG WU,
HANS TAI AND SAMUEL CHEN,
AS PRINCIPAL SHAREHOLDERS,
AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY
HANS TAI
AS SHAREHOLDER REPRESENTATIVE
AND
U.S. BANK NATIONAL ASSOCIATION
AS ESCROW AGENT
Dated as of May 7, 2010

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Scheme of Arrangement

Exhibit B-1	Form of Offer Letter for US Key Employees

Exhibit B-2	Form of Offer Letter for PRC Key Employees

Exhibit C-1	Form of Non-Competition Agreement for US Key Employees

Exhibit C-2	Form of Non-Competition Agreement for PRC Key Employees

Exhibit D-1	Company Support Shareholders

Exhibit D-2	Form of Voting Agreement

Schedules

Schedule 1.5(b)(i)	Excluded Liabilities

Schedule 1.5(y)	Key Employees

Schedule 5.10	Estoppel Certificates

Schedule 5.12	Terminated Agreements

Schedule 5.17	Spreadsheet

Schedule 5.18	Working Capital Spreadsheet

Schedule 5.19	Liens

Schedule 6.2(h)	Third Party Consents

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted exhibit or schedule.

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THIS ARRANGEMENT AGREEMENT (the “Agreement”) is made and entered into as of May 7, 2010 by and among Aruba Networks, Inc., a Delaware corporation (“Purchaser”), Azalea Networks, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), Felix Zhao, Frank Wang, Fang Wu, Hans Tai and Samuel Chen (individually and on behalf of their affiliated entities, and collectively, the “Principal Shareholders”), and with respect to Article VII, Article VIII and Article IX hereof only, Hans Tai as Shareholder Representative (the “Shareholder Representative”), and U.S. Bank National Association as escrow agent.
RECITALS
A. The Boards of Directors of each of Purchaser and the Company believe it is advisable and in the best interests of each corporation and its respective Shareholders that Purchaser or an affiliate of Purchaser acquire all the outstanding and issued shares of the Company (the “Acquisition”) by way of a Scheme of Arrangement in the terms set out at Exhibit A hereto (“Scheme of Arrangement”) pursuant to section 86 of the Companies Law (2009 Revision) (Cayman Islands), and, in furtherance thereof, have approved this Agreement and the Scheme of Arrangement.
B. Pursuant to the Scheme of Arrangement, among other things, and subject to the terms and conditions of this Agreement (i) all of the issued and outstanding share capital of the Company shall be transferred to Purchaser, in exchange for the consideration set forth in the Scheme of Arrangement, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall be terminated as set forth herein.
C. A portion of the consideration otherwise payable by Purchaser in connection with the Acquisition shall be placed in escrow by Purchaser as partial security for the post Closing adjustments and indemnification obligations set forth in this Agreement and the Scheme of Arrangement.
D. The Company, on the one hand, and Purchaser on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.
E. Prior to the Closing, as a material inducement to Purchaser to enter into this Agreement, (i) each of the Key Employees shall have executed an offer letter, each in substantially the form attached hereto as Exhibit B-1 in the case of US Key Employees or Exhibit B-2 in the case of PRC Key Employees (in either event, an “Offer Letter”), with Purchaser to be effective as of the Effective Time, (ii) each of the Key Employees shall have entered into Non-Competition Agreements, each in substantially the form attached hereto as Exhibit C-1 in the case of US Key Employees or Exhibit C-2 in the case of PRC Key Employees (in either event, a “Non-Competition Agreement”), and (iii) the Company’s Board of Directors shall have unanimously approved the Acquisition, this Agreement and the transactions contemplated hereby.
F. Promptly after the execution and delivery of this Agreement, the Company shall submit to each of the persons and entities identified in Exhibit D-1 (the “Company Support Shareholders”) a Voting Agreement in substantially the form attached hereto as Exhibit D-2 (the “Voting Agreement”), which Voting Agreement shall when executed include and constitute the irrevocable approval of (1) the Company Support Shareholders of this Agreement, the Scheme of Arrangement and the transactions contemplated hereby, (2) the escrow and indemnification obligations of the Shareholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 7.5(a) hereof, and (3) in favor of the appointment of Hans Tai as Shareholder Representative; provided, however, that the Voting

Agreements shall terminate, if at all, upon termination of this Agreement in accordance with Section 8.1 hereof).
G. For United States federal income tax purposes, the parties intend that the Acquisition qualify as a taxable transaction for U.S. federal income tax purposes.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE ACQUISITION
1.1 The Scheme of Arrangement. The parties to this Agreement shall implement the Scheme of Arrangement in accordance with the provisions of this Agreement, and will undertake to the Cayman Court to be bound by the terms of the Scheme of Arrangement. The Company and Purchaser shall do all things and take all steps which may be necessary or desirable to ensure that the Scheme of Arrangement is sanctioned by the Cayman Court and becomes effective, including, without limitation the steps set out more fully in this Article I.
1.2 Preparation of the Circular. As promptly as reasonably practicable following the date hereof, the Company, with appropriate input from Purchaser shall prepare a Circular in connection with the Scheme of Arrangement and Acquisition (“Circular”) which is consistent with the requirement of Cayman Islands, U.S. and any other applicable Laws, together with all other documents required by the Companies Law or other applicable Laws in connection with the Scheme Meetings, and the Company shall give Purchaser timely opportunity to review and comment on all such documentation and shall incorporate therein all reasonable comments made by Purchaser and its counsel and all such documentation shall be reasonably satisfactory to Purchaser before it is filed with the Cayman Court or distributed to Scheme Shareholders.
1.3 Implementation Steps by Company. The Company covenants in favor of Purchaser that the Company shall:
(a) As soon as practicable, file a Petition with the Cayman Court seeking an order sanctioning the Scheme of Arrangement, which Petition must exhibit a copy of the Scheme of Arrangement and must otherwise comply with the rules of the Cayman Court and Cayman Islands law.
(b) As soon as practicable, in cooperation with counsel for Purchaser, seek interlocutory orders in connection with the Petition (the “Interlocutory Orders”):
(i) convening the Scheme Meetings, and making declarations as to classes of persons who are to be convened to Scheme Meetings in respect of the Scheme of Arrangement, and for the manner in which such notice is to be provided;
(ii) approving and directing the dispatch of and the method for delivering the Circular;

(iii) for the required notice periods for the Scheme Meetings and advertising in connection with the Scheme Meetings;
(iv) for the identity of the Chairman of each of the Scheme Meetings; and
(v) for the date of the Court hearing at which an order sanctioning the Scheme of Arrangement is to be sought (“Sanction Order”).
(c) diligently do and cause to be done all things required and envisaged to be done by the Interlocutory Order;
(d) subject to the terms of the Interlocutory Order, convene and hold the Scheme Meetings for the purpose of considering, and if thought fit by the Scheme Shareholders approving the Scheme of Arrangement;
(e) submit the Scheme of Arrangement to the Scheme Shareholders and to solicit proxies in favor of the Scheme of Arrangement;
(f) subject to obtaining the approvals at the Scheme Meetings as required by the Companies Law, as soon as practicable after the Scheme Meetings and subject to the terms of the Interlocutory Order, proceed with and diligently pursue the Petition and seek the Sanction Order;
(g) subject to obtaining the Sanction Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, as soon as reasonably practicable, take all steps and actions, including without limitation lodging the Sanction Order with the Cayman Islands Registrar of Companies and making all necessary filings with Governmental Entities to give effect to the Scheme of Arrangement;
(h) permit Purchaser and its counsel to review and comment upon drafts of all material to be filed by the Company with the Cayman Court in connection with the Scheme of Arrangement, including the Circular and any supplement or amendment thereto, any affidavits to be filed in the Petition (together with their exhibits), and any written submissions or skeleton arguments to be filed by counsel for the Company, and to provide such drafts in sufficient time for counsel to Purchaser to make comments;
(i) provide Purchaser on a timely basis with copies of any notice of appearance and evidence served on the Company or its counsel in respect of the Petition or the Scheme of Arrangement or the Interlocutory Order or the Final Order or any appeal therefrom, and of any notice (written or oral) received by the Company or its counsel indicating any intention to oppose the granting of the Interlocutory Order or the Sanction Order or to appeal the Interlocutory Order or the Sanction Order; and
(j) not file any material with the Court in connection with the Scheme of Arrangement or serve any such material, and not agree to modify or amend materials so filed or served except as contemplated hereby or with Purchaser’s prior written consent;
1.4 Implementation Steps by Purchaser. Purchaser covenants in favor of the Company that Purchaser shall:

(a) provide its undertaking to the Cayman Court to be bound by the terms of the Scheme of Arrangement, and shall appear at the hearing of the Petition through counsel to convey that undertaking;
(b) cooperate with, assist and consent to the Company seeking the Interlocutory Order and the Sanction Order; and
(c) procure its Counsel promptly to provide comments on any documents to be filed in connection with the Petition on which its comments are required to be sought.
1.5 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings. In the event capitalized terms are not defined in this Agreement, they shall have the meaning given to them by the Scheme of Arrangement:
(a) “Acquisition Consideration” shall mean the sum of (A) the Aggregate Stock Consideration and (B) the Contingent Rights.
(b) “Adjusted Working Capital Amount” shall mean an amount equal to, as of the Closing, (i) all current assets of the Company, less (ii) all current Liabilities to the extent required to be reflected on the Company’s balance sheet in accordance with GAAP other than the current Liabilities set forth on Schedule 1.5(b)(i) hereto (the “Excluded Liabilities”). In calculating the Adjusted Working Capital Amount, it will be assumed that the proceeds from the exercise (or deemed proceeds from the net exercise) of the Company Options are included as cash received by the Company as of the Closing.
(c) “CCC” shall mean the China Compulsory Certification, as required by PRC Law for certain types of telecommunications products.
(d) “Closing” shall mean the closing of the Acquisition at the Effective Time.
(e) “Closing Date” shall mean the date upon which the Closing actually occurs.
(f) “Companies Law” shall mean the Cayman Islands Companies Law (2009 Revision).
(g) “Company Convertible Notes” shall mean all issued and outstanding promissory notes convertible into Company Share Capital.
(h) “Company Indebtedness” shall mean all liabilities or obligations of the Company (A) for borrowed money, (B) evidenced by notes, bonds, debentures, derivative or similar instruments, (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), and (D) in the nature of a guarantee of any of the obligations described in clauses (A) through (C) above.
(i) “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, structure, operations or capitalization of the Company and its Subsidiaries, taken as a whole, or the WFOE; provided, however, that a Company Material Adverse Effect shall not include any change, event or effect that results from, arises out of or is attributable to any of the following, either alone or in combination: (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally that does not disproportionately affect the Company and its Subsidiaries, taken as a whole; (ii) any change in conditions (including in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting industries in which the Company conducts business that does not disproportionately affect the Company and its Subsidiaries, taken as a whole; (iii) delays in or suspensions or terminations of contracts, or disruptions in supplier, customer, partner or similar business relationships directly resulting from the public announcement of this Agreement or of the consummation of the transactions contemplated hereby; (iv) compliance with the negative covenants of Section 4.1 of this Agreement; or (v) any act of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof.
(j) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Scheme Shares (whether or not vested) held by any employee, consultant or director of the Company or its Subsidiaries.
(k) “Company Share Capital” shall mean the Company Ordinary Shares, the Company Preference Shares and all other shares of capital stock, if any, of the Company, taken together.
(l) “Company Unvested Common Stock” shall mean any Company Ordinary Shares issued and outstanding immediately prior to the Effective Time that are unvested as of the Closing Date. For purposes of this Agreement, a Company Ordinary Share shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.
(m) “Consideration Cash Value” shall mean $27,000,000 minus (A) the Working Capital Shortfall minus (B) the Estimated Third Party Expenses Adjustment Amount.
(n) “Continuing Employee” shall mean each employee of the Company who (A) receives and accepts an offer of at-will employment (in the case of U.S. employees), or an offer of employment (in the case of other employees) (but in each case, the offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time), from Purchaser or any of its subsidiaries prior to the Effective Time; and (B) is an employee of Purchaser or any of its subsidiaries immediately following the Effective Time.
(o) “Court and Arbitration Tribunal” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country (including labor dispute arbitration tribunal within the territory of China), and any political subdivision or agency thereof.
(p) “Escrow Agent” shall mean U.S. Bank National Association or another institution acceptable to Purchaser and the Shareholder Representative.
(q) “Escrow Amount” shall mean a number of shares equal to twenty percent (20%) of the Aggregate Stock Consideration.
(r) “Estimated Adjusted Working Capital Amount” shall mean the Company’s good faith estimate of an amount equal to the Adjusted Working Capital Amount.
(s) “Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses.

(t) “Estimated Third Party Expenses Adjustment Amount” shall mean the amount by which the Estimated Third Party Expenses exceed $200,000. If the Estimated Third Party Expenses do not exceed $200,000, then the Estimated Third Party Expenses Adjustment Amount shall be zero.
(u) “Excess Third Party Expenses Adjustment Amount” shall mean the amount by which the Third Party Expenses exceed $200,000.
(v) “Excess Third Party Expenses Indemnification Amount” shall mean the amount, if any, by which the Excess Third Party Expenses Adjustment Amount exceeds the Estimated Third Party Expenses Adjustment Amount.
(w) “FASB” shall mean the Financial Accounting Standards Board.
(x) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
(y) “Key Employees” shall mean the employees of Company or its Subsidiaries identified on Schedule 1.5(y) hereto with employees who are subject to the employment laws of the United States identified as “US Key Employees” and employees who are subject to the employment laws of the PRC identified as “PRC Key Employees.”
(z) “Knowledge” or “Known” shall mean, with respect to the Company, (i) the actual knowledge of the independent members of the Company’s board of directors, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company and (ii) the knowledge of the Company’s officers and other members of the board of directors after inquiry of those employees and consultants of the Company who would reasonably be expected to have knowledge of such matters.
(aa) “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.
(bb) “Liabilities” shall mean all liabilities of the Company of any kind, including, but not limited to, accounts payable, royalties payable, accrued bonuses, accrued vacation, leave and holidays, employee expense obligations (including the withholding of the employee’s individual income tax, or withholding the employer and employees’ portion of any social insurance or housing fund in connection with compensation contemplated by this Agreement, whether payable by the Company or Purchaser) and all other liabilities of the Company regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.
(cc) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
(dd) “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(ee) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
(ff) “Plan” shall mean the Company’s 2005 Share Plan.
(gg) “PRC” shall mean the People’s Republic of China, which for the purposes of this Agreement shall exclude the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.
(hh) “PRC Law” shall mean all laws, regulations, orders, rules, decrees, notices and biding judicial interpretations of the PRC, which are currently in effect and publicly available.
(ii) “Purchaser Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Purchaser; provided, however, that a Purchaser Material Adverse Effect shall not include any change, event or effect that results from, arises out of or is attributable to any of the following, either alone or in combination: (i) any change in conditions in the United States, foreign or global economy or capital or financial markets generally that does not disproportionately affect Purchaser and its Subsidiaries, taken as a whole; (ii) any change in conditions (including in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting industries in which Purchaser conducts business that does not disproportionately affect Purchaser and its Subsidiaries, taken as a whole; or (iii) any act of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof.
(jj) “Related Agreements” shall mean the Nondisclosure Agreement, Offer Letters, Non-Competition Agreements and all other agreements and certificates entered into by the Company or any of the Shareholders in connection with the transactions contemplated herein.
(kk) “Requisite Shareholder Vote” shall mean the affirmative vote at each Scheme Meeting convened pursuant to the Interlocutory Order of (a) a majority in number; and (b) 75% in value of the Scheme Shareholders voting in person or by proxy at that Scheme Meeting.
(ll) “Scheme Shares” shall mean each and all of the issued shares of Company Share Capital at the Effective Time.
(mm) “SEC” shall mean the United States Securities and Exchange Commission.
(nn) “Securities Act” shall mean the Securities Act of 1933, as amended.
(oo) “Shareholder” or “Scheme Shareholder” shall mean any holder of any Scheme Shares immediately prior to the Effective Time.
(pp) “Third Party Expense Adjustment Amount” shall mean the difference between (A) the Estimated Third Party Expenses and (B) $200,000; provided, that if the Estimated Third Party Expenses are less than $200,000 the “Third Party Expense Adjustment Amount” shall be $0.

(qq) “WFOE” shall mean Azalea Technology (Beijing) Co., Ltd. (), an entity incorporated by the Company in the PRC as a wholly foreign-owned enterprise and one of the Subsidiaries.
(rr) “Working Capital Shortfall” shall mean (a) zero, if the Estimated Adjusted Working Capital Amount is equal to or greater than $829,696 and (b) if the Estimated Adjusted Working Capital Amount is less than $829,696, an amount equal to such shortfall.
1.6 Treatment of Company Options; Company Unvested Common Stock.
(a) Effect on Company Options. Purchaser shall neither assume nor substitute for any Company Options. As permitted under the Plan and as authorized by the Board of Directors of the Company, each Company Option shall become fully vested and exercisable contingent upon, and effective immediately prior to, the Closing. In addition to any other existing rights, each holder of a Company Option shall be entitled to exercise his or her entire Company Option (including the otherwise unvested portion thereof) contingent upon, and effective as of, the Closing. Each Company Option that is issued and outstanding immediately prior to the Effective Time, which has not been exercised prior to the Effective Time or otherwise subject to a contingent exercise subject to the Closing, shall, effective as of the Effective Time, be cancelled and extinguished without any conversion or assumption thereof, and no consideration or other payment shall be provided in lieu of such Company Option, and the Company Option shall not give the holder of such Company Option any rights to purchase any capital stock of the Company or Purchaser or any Subsidiary, parent or affiliate of either after the Effective Time
(b) Effect on Company Unvested Common Stock. Each share of Company Unvested Common Stock shall become fully vested contingent upon, and effective immediately prior to, the Closing.
1.7 Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Purchaser, the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6 under all Company Option agreements, all agreements related to Company Unvested Common Stock, and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.
1.8 Withholding Taxes. The Company, and on its behalf Purchaser, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts in cash or shares as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. The number of shares of Aggregate Stock Consideration used to satisfy tax withholding obligations shall be determined by dividing such amount by the closing price for a share of Purchaser Common Stock as reported by The Nasdaq Stock Market on the Closing Date, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. For the avoidance of doubt, for United States federal income tax purposes with respect to United States taxpayers, the parties to this Agreement intend that the Acquisition will be treated as an installment sale for purposes of Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”), and the payments made to the Scheme Shareholders pursuant to this Agreement and the Scheme of Arrangement with respect to their Scheme Shares will be treated as amounts paid pursuant to such installment sale and not as compensation for services, and neither Purchaser, the Company or any of their respective subsidiaries will take any action or filing position inconsistent with such characterization except as otherwise required by a final and non-appealable decision or other order by any court of competent jurisdiction or by a final closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code.
1.9 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement the officers and directors of Purchaser and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS
Each of the Company and the Principal Shareholders hereby severally (and not jointly) represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the schedule of exceptions delivered by the Company to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”), as follows:
2.1 Organization of the Company.
(a) The Company is duly organized, validly existing as an exempted company limited by shares and in good standing under the laws of the Cayman Islands. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted pursuant to the Business Plan. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Certificate of Incorporation and its Memorandum and Articles of Association (the “Articles”), each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Purchaser. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.
2.2 Company Capital Structure.
(a) The authorized share capital of the Company consists of 48,480,000 Ordinary Shares, of which 9,506,736 shares are issued and outstanding; 4,000,000 Series A Preference Shares, all of which shares are issued and outstanding; 4,000,000 Series A-1 Preference Shares, of which 3,893,750 shares are issued and outstanding; 2,000,000 Series A-2 Preference Shares, all of which shares are issued and outstanding;

6,500,000 Series A-3 Preference Shares, all of which shares are issued and outstanding; and 10,250,000 Series B Preference Shares, of which 10,236,018 shares are issued and outstanding. The Company Series A Preference Shares, the Company Series A-1 Preference Shares, the Company Series A-2 Preference Shares, the Company Series A-3 Preference Shares and the Company Series B Preference Shares are convertible on a one-share for one-share basis into Company Ordinary Shares. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Share Capital is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Share Capital are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Share Capital and all outstanding Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Share Capital, Company Options, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Shareholder has exercised any right of redemption, if any, provided in the Articles with respect to the Company Preference Shares, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Share Capital. The Company has no other share capital authorized, issued or outstanding.
(b) Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock and the vesting schedule for such Company Unvested Common Stock, including the extent vested to date, whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions) and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock.
(c) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 7,750,000 Company Ordinary Shares for issuance to employees and directors of, and consultants to, the Company upon the issuance of shares or the exercise of options granted under the Plan, of which (i) 1,858,077 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, (ii) 3,303,612 shares have been issued upon the exercise of Company Options or Company Unvested Common Stock granted under the Plan and remain outstanding as of the date hereof and (iii) 2,588,311 shares remain available for future grant. As of the date hereof, no Company Ordinary Shares are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the type of entity of such holder and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Share Capital issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions), whether such option was issued under the Plan and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Purchaser.
(d) Except for the Company Options, there are no options, warrants, calls, rights, convertible promissory notes, other convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any of the share capital of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the equity of the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Share Capital. As a result of the Acquisition, and assuming the effectiveness of the Scheme of Arrangement, Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Share Capital and all rights to acquire or receive any shares of Company Share Capital, whether or not such shares of Company Share Capital are outstanding.
(e) No Shareholder has any outstanding loans from the Company.
(f) The allocation of the Acquisition Consideration set forth herein is consistent with the memorandum and articles of association of the Company as amended as of immediately prior to the Effective Time.
(g) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.
2.3 Subsidiaries.
(a) Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns or has owned any shares of capital stock or any interest in, and any other corporation, limited liability company, partnership, association, joint venture or other business entity that the Company controls or has controlled, directly or indirectly. Neither the Company nor any of the Principal Shareholders has any current or pending plans to create such an entity, file any paperwork related to such an entity, or license or transfer any of the Company’s or its Subsidiaries’ assets (either tangible or intangible) or liabilities to such an entity

(b) Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the capital stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”).
(c) Each entity listed in Section 2.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.
(d) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
(e) Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted pursuant to the Business Plan.
(f) Each Subsidiary was duly established and is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a Company Material Adverse Effect. A true and correct copy of each Subsidiary’s organizational documents, each as amended to date and in full force and effect on the date hereof, has been delivered or made available to Purchaser.
(g) Section 2.3(g) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.
(h) The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name.
(i) All of the outstanding shares of capital stock of each Subsidiary, including the registered capital of the WFOE, are owned of record and beneficially by the Company. All outstanding shares of stock and all registered capital of each Subsidiary (as appropriate) are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.
(j) The Company has complete control over the WFOE and the WFOE’s operations, and holds 100% of the equity of the WFOE free and clear of any encumbrances.
(k) The WFOE has no branches or subsidiaries or affiliated entities sharing common ownership.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings are required on the part of the Company or any of its Subsidiaries to authorize the Agreement and any Related Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Shareholders. The vote required to approve this Agreement and the transactions contemplated hereby by the Shareholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).
2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound and that is required to be disclosed pursuant to Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries under such Contracts from and after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, arbitration tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign Acquisition control regulations identified in Section 2.6 of the Disclosure Schedule, (iii) the filing of the Sanction Order and the Scheme of Arrangement with the Registrar of Companies of the Cayman Islands; and (iv) the approval of the Scheme of Arrangement by the Scheme Shareholders.
2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of March 31, 2009, and the related consolidated statements of income, cash flow and shareholders’ equity for the three (3) year period then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of February 28, 2010 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the eleven (11) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Year-End Financials and the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).
2.8 Internal Controls. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current

Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.
2.10 No Changes. From March 31, 2010 through the date hereof, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) except as set forth in Section 2.10 of the Disclosure Schedule, there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 4.1 hereof.
2.11 Accounts Receivable.
(a) The Company has made available to Purchaser a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.
(b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.
2.12 Tax Matters.
(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, duties, and impositions in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
(b) Tax Returns and Audits.
(i) The Company and each of its Subsidiaries has (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.
(ii) The Company and its Subsidiaries has paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and has timely paid any such Taxes withheld over to the appropriate authorities.
(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax that remains unpaid, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that remains in effect.
(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress for which the Company or any of its Subsidiaries has received notice, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof. No claim for which the Company or any of its Subsidiaries has received notice has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.
(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.
(vi) The Company has made available to Purchaser or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since inception.
(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.
(viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person (other than the Company and its Subsidiaries), under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xi) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
(xii) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.
(xiii) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for a taxable period (or portion thereof) ending after the Closing as a result of any (a) change in method of accounting under Section 481 of the Code on or prior to the Closing (except to the extent required as a result of the transactions contemplated by this Agreement), (b) closing agreement under Section 7121 of the Code executed on or prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in existence on or prior to the Closing (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition on or prior to the Closing, or (e) receipt of a prepaid amount on or prior to the Closing.
(xiv) To the extent the Company and its Subsidiaries are currently beneficiaries of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), the Company and its Subsidiaries are in full compliance with all terms and conditions of any such Tax Incentive and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(xv) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(xvi) To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code pursuant to IRS Notice 2006-100 for the years 2005, 2006 and 2007.
(xvii) Neither the Company nor any of its Subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, or is treated as a domestic entity under Section 7874(b) of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code or that would give rise to an Employee penalty and Company reporting obligations under Section 409A of the Code using Federal Form W-2, in Box 12 using Code Z or Form 1099-Misc, in Box 15b and Box 7.
2.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.
(b) The Company has provided Purchaser true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any Leased Real Property, including, without limitation, the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
(c) The Leased Real Property and, to the Company’s Knowledge, all of its operating systems are in good operating condition and repair, subject to ordinary wear and tear, and are structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. Neither the Company nor any of its Subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Leased Real Property or any part thereof which could materially and adversely affect the insurability of such Leased Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Leased Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. Neither the Company nor any of its Subsidiaries has received any notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Leased Real Property. The Company or any of its Subsidiaries will not expend, and shall not be required to expend more than $10,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).
(d) As of the date of this Agreement, to the Company’s Knowledge, the landlord under each Lease Agreement is in compliance with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Lease Agreements.
(e) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as shown in the copies of the Lease Agreements that have previously been delivered by the Company to Purchaser. The Company and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(f) Section 2.14(f) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted pursuant to the Business Plan, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
(g) The Company and its Subsidiaries have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their current and former customers (the “Customer Information”). No person other than the Company or any of its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.
2.15 Intellectual Property.
(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.
“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries and all such Company Intellectual Property are identified in Section 2.15(a) of the Disclosure Schedule.
“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.
“Company Product” shall mean all products and associated software, including products and software for which development is substantially completed, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception and the Company’s planned 500mW ‘Fit’ and ‘Fat’ access points plus controllers.

“Internal Use Software” means any generally commercially available software in executable code form (other than third party development tools and third party development environments) that is not incorporated into any Company Product.
“Planned to be Conducted” means the design, development, manufacture, use, import, marketing, licensing out and sale of the products set out in the presentations entitled “Azalea Business Strategy 2010.pptx,” “Global Sales Strategy 2009.ppt” and “Azalea-Japan-2010.ppt.”
(b) Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”), State Intellectual Property Office of the PRC (“SIPO”) and Trademark Office of the PRC (“TMO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including without limitation any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. Section 2.15(b)(2) of the Disclosure Schedule lists all Company Products.
(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, the People’s Republic of China or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any Person, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and its Subsidiaries have recorded each such assignment with the relevant governmental authorities, including the PTO, the CPTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
(d) All Company Intellectual Property will be fully transferable, alienable and/or licensable by Purchaser without restriction and without payment of any kind to any third party.
(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule but excluding all Intellectual Property licensed to the Company or any of its Subsidiaries, is free and clear of any Liens other than those set forth on Section 2.15(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
(f) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the

Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or its Subsidiaries have a written agreement with such person with respect thereto, and the Company or its Subsidiaries thereby have obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.
(g) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any Subsidiary’s rights in such Company Intellectual Property incorporated into Company Products and material to Company Products to enter into the public domain.
(h) Other than (i) Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to the licenses set forth in Section 2.15(h) of the Disclosure Schedule (“Inbound Licenses”) (ii) the Open Source Software listed in Section 2.15(t) of the Disclosure Schedule and (iii) Internal Use Software, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights that are used in or necessary to the conduct of the business of the Company or any of its Subsidiaries as it currently is conducted or Planned to be Conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any Company Product. With respect to each Inbound License, Section 2.15(h) of the Disclosure Schedule also specifies how such third party Intellectual Property is used or planned to be used by the Company or any of its Subsidiaries, whether there is or has been any failure to comply with the terms of these licenses and whether these licenses are assignable.
(i) Section 2.15(i) of the Disclosure Schedule and Section 2.16(a)(xvi) of the Disclosure Schedule list all contracts, licenses and agreements pursuant to which the Company or its Subsidiaries have granted, licensed or provided any Company Intellectual Property to third parties other than (i) non-exclusive agreements to sell Company Products to end users that have been entered into in the ordinary course of business consistent with past practice and (ii) confidentiality agreements that have been entered into in the ordinary course of business consistent with past practice.
(j) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.
(k) There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or Planned to be Conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
(l) The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is Planned to be Conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out and sale of Company Products does not infringe or misappropriate and will not infringe or misappropriate when conducted by Purchaser in substantially the same manner following the Closing, any Intellectual Property Rights of any Person, (provided that, the foregoing representation and warranty as it applies to Patents is made to the Knowledge of the Company only) or violate any right of any Person (including any right to privacy or publicity) and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, any Company Products or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any Person (nor does the Company have Knowledge of any basis therefor).
(m) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Purchaser, any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser or any of its Subsidiaries, being bound by, or subject to, any non compete or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
(n) To the Knowledge of the Company, no Person is infringing or misappropriating, or has infringed or misappropriated, any Company Intellectual Property.
(o) The Company and its Subsidiaries have taken all reasonable steps that are required or necessary to protect the Company’s and any Subsidiary’s rights in confidential or proprietary information, know-how and trade secrets of the Company and its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, (i) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(o)(i) hereto (the “Employee Proprietary Information Agreement”)), (ii) the Company and its Subsidiaries have, and enforce, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(o)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.
(p) No Company Intellectual Property or Company Products are subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, sale, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.
(q) To the Knowledge of the Company, no (i) publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes a defamatory statement or material, false advertising.

(r) (a) No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center anywhere in the world has any claim or right in or to the Company Intellectual Property.
(s) No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
(t) Section 2.15(t) of the Disclosure Schedule sets forth lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been linked to and/or incorporated into any Company Product in any way and describes the manner in which such Open Source Software was linked and/or incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Product). Neither the Company nor any Subsidiary has linked and/or incorporated Open Source Software into any Company Product in any manner that would (i) require the disclosure or distribution in source code form of any Company Intellectual Property, (ii) require the licensing of any Company Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Product. With respect to any Open Source Software that is or has been used and/or incorporated by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Purchaser.
(u) The Company has a good faith reasonable belief that it can achieve the release of 500mW ‘Fit’ and ‘Fat’ access points plus controllers on the schedule of releases currently planned by the Company and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.
(v) Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company.
(w) Section 2.15(w) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Company or any of its Subsidiaries through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person. The Company and each of its Subsidiaries has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any of its Subsidiaries in any manner or maintained by third parties having authorized access to such information. To the Knowledge of the Company, the execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s and any Subsidiary’s privacy policies. Copies of all current and prior privacy policies of the Company or any of its Subsidiaries that apply to the Company Sites or the Company Services are attached to Section 2.15(w) of the Disclosure Schedule. To the Knowledge of the Company, each such privacy policy and all materials distributed or marketed by the Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by applicable laws (including without limitation the laws and regulations applicable in Canada, the European Union and the United States), and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.
(x) To the Knowledge of the Company, with respect to all Personally Identifiable Information described in Section 2.15(w) of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that Personally Identifiable Information.
(y) Section 2.15(y) of the Disclosure Schedule sets forth the Company’s and any Subsidiary’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to Company Products.
(z) To the Knowledge of the Company, all Company Products (and all parts thereof) of the Company or any of its Subsidiaries are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Company or any of its Subsidiaries or data or other software of users (“Contaminants”). The Company and each of its Subsidiaries endeavors to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.15(z) of the Disclosure Schedule.
(aa) The Company and each of its Subsidiaries has taken the steps and implemented the procedures specified in Section 2.15(aa) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company from Contaminants. The Company and each of its Subsidiaries have the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.15(aa) of the Disclosure Schedule. There have been no material unauthorized intrusions or breaches of the security of information technology systems.
2.16 Agreements, Contracts and Commitments. Section 2.16 of the Disclosure Schedule contains a full and accurate list of all business contracts entered into by the Company and the Subsidiaries which are ongoing as of the date of this Agreement, and which if no longer ongoing have unexercised rights and/or unfulfilled obligations on the part of the Company and/or the relevant Subsidiaries (as the case may be); and except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):
(a) Neither the Company nor any of its Subsidiaries is a party to, or is it bound by:
(i) any (1) verbal or written employment contract, contractor or consulting agreement or commitment with an Employee or independent consultant or contractor or salesperson except for at will arrangements that are terminable without notice or severance, (2) any verbal or written agreement, contract or commitment to grant any mandatory severance or ex-gratia payment (in cash or otherwise) to any Employee, or (3) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;
(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iii) any fidelity or surety bond or completion bond;
(iv) any collective bargaining, union or works council agreements;
(v) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;
(vi) any agreement of indemnification or guaranty;
(vii) any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;
(viii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;
(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
(x) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;
(xi) any construction contract;
(xii) any settlement agreement or release or negotiation for the foregoing;
(xiii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiv) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(xv) any agreement, contract or commitment pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, including those which are contingent upon the release of any new product or new version of an existing product;
(xvi) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of any Company Product; or
(xvii) any other agreement, Contract, lease or commitment, including, without limitation, or any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within 30 days.
(b) Each Contract to which the Company or any of its Subsidiaries is a party or any of its respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or any of its Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto. The Company and its Subsidiaries are each in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company and its Subsidiaries is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company or any Subsidiary have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any of its Subsidiaries or any such other party. True and complete copies of each Material Contract have been delivered to Purchaser.
(c) The Company and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Acquisition, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.
(d) All outstanding indebtedness of the Company or any of its Subsidiaries may be prepaid without penalty.
2.17 Interested Party Transactions. No officer, director or, to the Company’s Knowledge, other Shareholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. To the Company’s Knowledge, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.
2.18 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the business of the Company and each Subsidiary as currently conducted or currently contemplated to be conducted pursuant to the Business Plan or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets; including without limitation that the WFOE holds a valid business license, certificate of approval for the establishment of foreign-invested enterprises, high-tech enterprise certificate and the appropriate product-specific approval certificates required under PRC Law, which together allow the WFOE to lawfully engage in its business as is currently conducted which include without limitation selling wireless telecommunications products and providing integrated services to customers for the design, construction and maintenance of telecommunication networks.
2.19 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, to the Company’s Knowledge, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, to the Company’s Knowledge, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted pursuant to the Business Plan. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to applicable law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20 Minute Books. The minutes of the Company and each of its Subsidiaries delivered or made available to Purchaser contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.
2.21 Environmental Matters.
(a) Neither the Company nor any of its Subsidiaries (i) has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries; and (iv) has Knowledge of any fact or circumstance that could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability. The Company has delivered to Purchaser or made available for inspection by Purchaser and its agents, representatives and employees all records in the Company’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of the Company or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.
(b) For the purposes of this Section 2.21, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.22(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Purchaser incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 2.22(i) of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.22(ii) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses incurred, or expected to be incurred by the Company and its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.
2.23 Employee Benefit Plans and Compensation.
(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“CFRA” shall mean the California Family Rights Act of 1993, as amended.
“Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“DOL” shall mean the United States Department of Labor.
“Employee” shall mean any current or former employee, consultant or director of the Company or any of its Subsidiaries or any ERISA Affiliate.
“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries or any ERISA Affiliate and any Employee, whether written or unwritten .
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
“IRS” shall mean the United States Internal Revenue Service.
“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, or retirement or following separation from service.
(b) Schedule. Section 2.23(b)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made any plan or commitment to: (i) establish any new Company Employee Plan or Employee Agreement; (ii) to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement); or (iii) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement. Section 2.23(b)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company, any of its Subsidiaries and any ERISA Affiliate as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a service, consulting or advisory relationship with the Company nor any of its Subsidiaries and a brief description of such relationship.
(c) Documents. The Company has provided to Purchaser (i) correct and complete copies of all material documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with any summary of material modifications thereto, if any, required under ERISA with respect to each Company

Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) the form of all COBRA forms and related notices; (ix) if applicable, all policies pertaining to fiduciary liability insurance covering the fiduciaries, if any, for each Company Employee Plan; (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent completed plan years; (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan; (xii) all HIPAA Privacy Notices, notices of creditable coverage, and all Business Associate Agreements to the extent required under HIPAA; and (xiii) all IRS determination or opinion letter issued, and all applications and correspondence between the Company and the IRS and/or the DOL with respect to such application or letter with respect to each Company Employee Plan.
(d) Employee Plan Compliance. The Company and each of its Subsidiaries and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries and each ERISA Affiliate has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Purchaser, the Company or any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(e) No Pension Plan or Funded Welfare Plans or MEWAs. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries.
(f) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.
(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
(i) COBRA; FMLA; CFRA; HIPAA. The Company and each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”) and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each of its Subsidiaries has, prior to the Effective Time, performed all obligations applicable to the Company and its Subsidiaries under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state law governing health care coverage or extension.
(j) Effect of Transaction. Except as set forth in Section 2.23(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee (an “Employee Payment”), (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
(k) Parachute Payments. Except as set forth in Section 2.23(k)(i) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.23(k)(ii) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
(l) Section 409A; Stock Options and Other Equity Awards.
(i) Section 2.23(l)(i) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries which is not exempt from Code Section 409A. Each such nonqualified deferred compensation plan was operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No existing nonqualified deferred compensation plan that was not subject to Section 409A because the plan was entered into, earned and vested prior to January 1, 2005 has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation has been included in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time.
(ii) Each Company Option, stock appreciation right other similar right to acquire Company Ordinary Shares or other Capital Stock of the Company or capital stock of any Subsidiary (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company or any Subsidiary that is “service recipient stock” (within the meaning of Section 409A and the temporary or final regulations or other IRS guidance issued with respect thereto), and (iv) has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements provided to Purchaser.
(iii) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries or ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Subsidiaries or ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify, any Employee for Tax-related payments under Section 409A.
(m) PRC Labor Matters. The Company represents and warrants with respect to any Employees of the Company or its Subsidiaries located in the PRC that:
(i) no wages, overtime pay, allowances, subsidies, bonuses, ex gratia payments (where applicable), other payments or benefits are outstanding to any of its employees;

(ii) it has obtained the social security registration certificate issued by the relevant local PRC labor bureau, and has duly performed all of its legal obligations to make social security (including basic pension, basic medical insurance, unemployment insurance and work-related injury insurance and maternity insurance, as applicable) and housing fund contributions for all of its employees in full and on a timely basis as required by PRC national law and local rules;
(iii) it has fully deducted and withheld from their employees’ salary the individual income tax;
(iv) all of its employees to be assumed by Purchaser have undergone and duly passed a medical check-up at the Company’s expense;
(v) all severance payable to its employees have been fully paid in accordance with the standards prescribed by PRC law and/or the employment contracts;
(vi) it has fully paid its employees a mutually agreed upon amount of monetary compensation in consideration of their performance of non-compete undertakings (where applicable);
(vii) it will issue a termination certificate to each employee who wishes to terminate his/her employment agreement with the Company, as required by relevant PRC law and/or the relevant employment contract; and
(viii) there are no pending labor disputes (arbitration or litigation) or claims against the Company.
(n) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign (including PRC Labor Law and Employment Contract Law (“Employment Contract Law”), and other relevant PRC laws, regulations, policies and rules, as well as the local labor-related regulations of Beijing), including but not limited to laws, rules, regulations and policies respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, holidays and leave, immigration status, employee safety, wages and working hours, and in each case, with respect to Employees: (i) has withheld and reported or declared all individual income tax, social insurance and housing fund contributions or other amounts required by law or by agreement to be withheld and reported or declared, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect unemployment compensation benefits, to social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters or punishment pending, or to the Knowledge of the Company threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee under any worker’s compensation policy or long-term disability plan. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.23(n) of the Disclosure Schedule lists all liabilities of the Company or any of its Subsidiaries to any Employee, that would result from the termination by the Company or any of its Subsidiaries or Purchaser of such Employee’s employment, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any person as an exempt employee rather than as a non-exempt employee.
(o) Labor. No work stoppage, labor strike, or other labor dispute against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or applicable foreign laws and regulations. Neither the Company nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has ever taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state, local or foreign law, issued any notification of a plan closing or mass layoff required by the WARN Act or similar state, local or foreign law, or incurred any liability or obligation under WARN or any similar state, local or foreign law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law. As of the date hereof, to the Knowledge of the Company no Employee has given notice of their intent to terminate their employment with the Company.
(p) No Interference or Conflict. To the Knowledge of the Company, no Shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s or any Subsidiary’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.
(q) International Employee Plan. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate currently has or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.25 Compliance with Laws. The Company and each of its Subsidiaries have complied in all material respects with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, Law or regulation.
2.26 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business. Without limiting the foregoing:
(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);
(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;
(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims;
(e) No Export Approvals for the transfer of export licenses to Purchaser are required, or such Export Approvals can be obtained expeditiously without material cost; and
(f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company Products.
2.27 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any anti-bribery laws or regulations of the PRC, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials, governmental authorities or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
2.28 Warranties; Indemnities. Except for warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to the Company Products.
2.29 Substantial Customers and Suppliers.
(a) Section 2.29(a) of the Disclosure Schedule lists the 25 largest customers of the Company and its Subsidiaries in the aggregate on the basis of revenues collected or accrued for the twelve month period ending on the Current Balance Sheet Date.
(b) Section 2.29(b) of the Disclosure Schedule lists the 25 largest suppliers of the Company and its Subsidiaries in the aggregate on the basis of cost of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date.
(c) Except as disclosed in Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of its Subsidiaries since the beginning of such twelve month period, (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company been threatened with bankruptcy or insolvency.
2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Purchaser or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.
2.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
2.32 Circular. The information furnished on or in the Circular and any other document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Acquisition and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that the Company makes no representation or warranty regarding any information about Purchaser provided by Purchaser for use in any such document.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
3.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Purchaser Material Adverse Effect.
3.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and any Related Agreements to which Purchaser are parties have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against each of Purchaser in accordance with their terms.
3.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery by Purchaser of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Purchaser or by which its or any of their respective properties, rights or assets is bound or affected.
(b) The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of this Agreement shall not, require Purchaser to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a Purchaser Material Adverse Effect.
3.4 Purchaser Common Stock. The Purchaser Common Stock which constitutes the Aggregate Stock Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be (a) validly issued, fully paid and nonassessable, (b) issued pursuant to, and in compliance with, the exemption from registration set forth in Section 3(a)(10) of the Securities Act, and (c) freely tradeable in the United States under United States federal securities laws, assuming the recipient of the shares is not an affiliate of Purchaser and no contractual or other obligation exists with respect to the shares.
3.5 SEC Documents; Purchaser Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC since August 1, 2009 and prior to the date hereof (the “Purchaser SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was requested from or granted by the SEC. As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of Purchaser included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
3.6 Circular. The information about Purchaser furnished by Purchaser for use on or in the Circular and any other document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Acquisition and the other matters contemplated by Section 5.7 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company, except to the extent that Purchaser shall otherwise consent in writing in accordance with Section 4.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Purchaser’s review and consent to the filing of any Tax Return, as set forth in Section 4.1(e) below), to pay or perform other obligations when due, and to use commercially reasonable efforts to preserve intact the present business organizations of the Company, to use commercially reasonable efforts to keep available the services of the present officers and Employees of the Company and to use commercially reasonable efforts to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time. All references in this section shall include, as applicable, actions by the Company and its Subsidiaries. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Purchaser in accordance with Section 4.3 hereof:
(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment exceeding $10,000 individually or $25,000 in the aggregate or any commitment or transaction of the type described in Section 2.13 or Section 2.17 hereof;
(c) pay, discharge, waive or satisfy, in an amount in excess of $10,000 in any one case, or $25,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business (and, in the case of claims and debt, which are reflected or reserved against in the Current Balance Sheet) and other than the payment of up to $1,000,000 to holders of Company Convertible Notes out of the Company’s available cash;
(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;
(e) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered or made available to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Return;
(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;
(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Share Capital, or split, combine or reclassify any Company Share Capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Share Capital, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Share Capital (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Ordinary Shares), except in accordance with the agreements evidencing Company Options outstanding as of the date hereof and previously disclosed in writing to Purchaser;
(h) increase or otherwise change the salary, welfare, benefits or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a mandatory severance and any/all payments incurred by termination or expiration of an employment contract or employment relationship, change of control payment, any outstanding salary, overtime pay, bonus, allowances, subsidies or other additional compensation or ex-gratia payment to any such person;
(i) sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company and any equity of the WFOE, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;
(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;
(l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company and/or any Subsidiary, or relating to any of its respective businesses, properties or assets, without the express prior written consent of Purchaser;
(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Share Capital or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Share Capital pursuant to the exercise of outstanding Company Options or the conversion of Company Preference Shares;
(o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property or Intellectual Property Rights of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual Property or Intellectual Property Rights or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person other than commercially available off the shelf third party software licenses not in excess of $25,000 individually or $50,000 in the aggregate, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party;
(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products;
(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;
(r) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;
(s) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in Section 2.16 of the Disclosure Schedule;
(t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, or create or participate in, either directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;
(u) grant any severance or any payment incurred by (i) termination or expiration of an employment contract or employment relationship or (ii) change of control (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Purchaser, or adopt, or amend any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;
(v) enact, adopt, amend suspend or cease any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements outstanding on the date hereof that have been previously been disclosed in writing to Purchaser;
(w) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
(x) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options;
(y) hire, offer to hire or terminate any officer, or encourage or otherwise cause any officer to resign from the Company or, with respect to non-officer employees, hire or offer to hire more than (i) five (5) engineers or (ii) any other employees, in all cases subject to the limitations in Section 4.1(v);
(z) promote, demote, terminate or otherwise change the employment status or job position, or increase or decrease the salary of any employee;
(aa) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
(bb) cancel, amend or renew any insurance policy;
(cc) enter into any agreement pursuant to which the Company subjects any Intellectual Property to a source code escrow, or amend any existing agreement to provide for such an escrow; or
(dd) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(cc) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation.
(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, Shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (A) solicit, knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or, except as set forth in Section 4.2 of the Disclosure Schedule, any material amount of the Company Share Capital (whether or not outstanding), whether by Acquisition, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business or (D) enter into any agreement with any person relating to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Purchaser) that are the subject matter of clause (A), (B), (C) or (D) above.
(b) The Company shall notify Purchaser promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Purchaser shall be made orally and in writing and shall indicate the terms of the Acquisition Proposal (to the extent disclosure of the terms of such Acquisition Proposal does not breach any non-disclosure agreement existing prior to the date hereof). In no event will the Company accept or enter in any Acquisition Proposal prior to the Expiration Date, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended during the period prior to the Expiration Date.
(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.
4.3 Procedures for Requesting Purchaser Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Purchaser, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Alexa King
Telephone: (408) 329-5134
Facsimile: (408) 227-4550
E-mail address: aking@arubanetworks.com
Peter Cellarius
Telephone: 408-754-8464
Facsimile: (408) 227-4550
Email address: pcellarius@arubanetworks.com
ARTICLE V
ADDITIONAL AGREEMENTS
5.1 Access to Information. The Company and each Subsidiary shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Effective Time to (i) all of the properties (including for the performance of environmental tests or investigations as Purchaser may desire), books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Purchaser may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Purchaser. The Company and each Subsidiary agree to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Purchaser will provide the Company with copies of such publicly available information about Purchaser as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof.
5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement dated January 7, 2010 (the “Nondisclosure Agreement”), between the Company and Purchaser. Purchaser and the Company and its Subsidiaries agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement. The Company and each Subsidiary further acknowledges that the Purchaser Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and each Subsidiary acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the Purchaser Common Stock in violation of applicable securities laws.
5.3 Public Announcements. From and after the date of this Agreement, except as expressly contemplated by this Agreement, the Company, its Subsidiaries and the Shareholders shall not (and the Company, its Subsidiaries and the Shareholders shall ensure that none of their respective Representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Transactions without Purchaser’s prior written consent. During the period from the date hereof through the Closing Date (or the termination of this Agreement pursuant to Article VIII hereunder), except as expressly contemplated by this Agreement, Purchaser shall not (and Purchaser shall ensure that none of its Representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Transactions without the Company’s prior written consent (subject to Purchaser’s obligation to comply with applicable securities law and the rules of The Nasdaq Stock Market).
5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Purchaser, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the business of the Company and its Subsidiaries, or (z) the imposition of any impediment on Purchaser, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require any party to litigate with any Governmental Entity.
5.5 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company, a Subsidiary or a Principal Shareholder contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company, a Subsidiary or a Principal Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company, a Subsidiary or a Principal Shareholder pursuant to this Section 5.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby.

5.7 Blue Sky; 280G Approvals.
(a) As promptly as practicable, Purchaser and the Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Purchaser as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.
(b) In addition, the Company shall promptly submit to the Shareholders for approval (in a manner reasonably satisfactory to Purchaser), by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Purchaser), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Purchaser evidence satisfactory to Purchaser that a Shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the Shareholder vote.
(c) Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Acquisition and this Agreement, including, if required pursuant to Section 5.7(b) any materials submitted to the Scheme Shareholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to review and approval by Purchaser and the Cayman Court and shall include information regarding the Company, the terms of the Acquisition and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the principal terms of this Agreement, the Acquisition and the transactions contemplated by this Agreement and the Scheme of Arrangement, as well as all other information Scheme Shareholders may reasonably require to form a view as to the merits of the Scheme of Arrangement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Purchaser or its affiliates or associates, the form and content of which shall not have been consented to in writing by Purchaser prior to such inclusion. The Company and Purchaser will promptly advise the other in writing if at any time prior to the Closing the Company or Purchaser, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law; provided that Purchaser shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Purchaser for the express purposes of including in such soliciting materials.
(d) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Acquisition, this Agreement and the transactions contemplated hereby, including if required pursuant to Section 5.7(b) the 280G Approval, and its unanimous recommendation to the Shareholders to vote in favor of the principal terms of this Agreement, the Acquisition and the transactions contemplated by this Agreement and the Scheme of Arrangement and pursuant to Section 5.7(b), the 280G Approval.

5.8 Non-Compete. Each of Felix Zhao, Frank Wang and Fang Wu (each a “Restricted Party”) undertakes, as to himself only, the following:
(a) For a period of two (2) years after the Closing (the “Restricted Period”), he shall not, directly or indirectly:
(i) sell, dispose of or transfer to any existing or potential customer of Purchaser or any of its subsidiaries or affiliates or their successors or assigns anywhere in the world during any time, any of the products or type of products (or any products reasonably competitive therewith) sold or proposed to be sold by Purchaser or any of its subsidiaries or affiliates or their successors or assigns to such customer at any time during the Restricted Period, whether under the same brand name or a different brand name (collectively, “Competitive Activities”) or own any interest in, operate, manage, join, control, finance, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, member, agent, associate, principal, creditor, representative or in any other capacity, any sole proprietorship or business entity engaged or proposing to engage either directly or indirectly in providing any Competitive Activity;
(ii) approach, contact or solicit Purchaser’s or any of its subsidiaries’ or affiliates’ customers, suppliers, developers, resellers or other business partners in connection with Competitive Activities;
(iii) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to product, software, hardware or services development in connection with Competitive Activities anywhere in the world, or such person or entity engages or participates in Competitive Activities anywhere in the world; or
(iv) permit his name or reputation to be used in connection with a business that engages in Competitive Activities; provided, however, that nothing in this Section 5.8(a) shall prevent him from owning as a passive investment of less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if (i) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market or similar market or medium and (ii) he is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation; and provided, further, however, that nothing in this Section 5.8(a) shall prevent the Restricted Party from being employed by or act as a consultant or independent contractor for a corporation that engages in Competitive Activities, if he is employed or assigned as a consultant or independent contractor in a discrete subsidiary, division or other segment of such corporation that does not engage in Competitive Activities so long as he does not undertake any activity on behalf of such corporation or any of its subsidiaries or affiliates which would be considered Competitive Activities.
(b) During the Restricted Period, he shall refer all customer inquiries with respect to the Competitive Activities to Purchaser.
(c) During the Restricted Period, he shall not: (i) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Employee’s own behalf or on behalf of any other person or entity), or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Purchaser or any subsidiary or affiliate of Purchaser or their respective successors or assigns, to leave his or her employment with Purchaser or any subsidiary or affiliate of Purchaser or any of their successors or assigns; or (ii) personally or through others, directly or indirectly, take any action that would reasonably be expected to interfere with or damage the relationship or prospective relationship of Purchaser or any subsidiary or affiliate of Purchaser or their successors or assigns with any person or entity that is, was or is expected to become an employee, customer, supplier, distributor, broker or client of, or that has, had or is expected to have any other material business relationship with, Purchaser or any subsidiary or affiliate of Purchaser or any of their successors or assigns.
5.9 Notice to Holders of Company Options and Company Unvested Common Stock. Prior to the Effective Time, and subject to the review and approval of Purchaser, the Company shall take all actions necessary to effect the transactions anticipated by Section 1.6 under all Company Option agreements, all agreements related to Company Unvested Common Stock and any other applicable plan or arrangement of the Company (whether written or oral, formal or informal), including acceleration of vesting on all shares outstanding pursuant to such Company Option agreements and agreements related to Company Unvested Common Stock, delivering all required notices and obtaining any required consents. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.9 shall be subject to review and approval by Purchaser.
5.10 Consents. The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Purchaser. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Purchaser shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same. The Company shall also obtain and deliver to Purchaser from each of the landlords under the leases set forth on Schedule 5.10 an estoppel certificate, in a form acceptable to Purchaser, certifying (i) that the form of the applicable Lease Agreement delivered by the Company to Purchaser is a true, correct and complete copy of such Lease Agreement and is in full force and effect, that such Lease Agreement has not been modified and that no material rights have been waived thereunder, (ii) the aggregate monthly rental then payable thereunder, and (iii) that, to such landlord’s best knowledge, there exist no defaults on the part of any party to the Lease Agreement or specifying the nature of any such defaults, and providing such further information about the Lease Agreement or the applicable premises as may be reasonably required by Purchaser.

5.11 Restrictions on Transfer. All certificates representing Purchaser Common Stock deliverable to any Shareholder of the Company pursuant to this Agreement and in connection with the Acquisition and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required pursuant to any federal, state, local or foreign law governing such securities.
5.12 Termination of Agreements. The Company shall terminate each of the agreements listed on Schedule 5.12 hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date or have any such claim, liability or obligation remain outstanding. Schedule 5.12 may be revised after the date of this Agreement by mutual written agreement of the Company and Purchaser.
5.13 Proprietary Information and Inventions Assignment Agreement. The Company shall cause each current and former employee of the Company and its Subsidiaries to have entered into and executed, and each person who becomes an employee of the Company or a Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement (in a manner reasonably sufficient to Purchaser) with the Company or a Subsidiary, as applicable, effective as of such employee’s first date of employment or service. The Company shall cause each current and former consultant or contractor of the Company and its Subsidiaries to have entered into and executed, and each person who becomes a consultant or contractor of the Company or a Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement (in a manner reasonably sufficient to Purchaser) with the Company or a Subsidiary, as applicable, effective as of such consultant or contractor’s first date of service.
5.14 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company and each Subsidiary to execute a resignation letter effective as of the Effective Time.
5.15 Termination of Certain Company Employee Plans.
(a) Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 2.23 hereof) shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”) and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Purchaser provides written notice to the Company that one or more of such Severance Plans and 401(k) Plans shall not be terminated). Unless Purchaser provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Purchaser with evidence that such Severance Plan(s) and 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Purchaser. The Company also shall take such other actions in furtherance of terminating such Severance Plan(s) and 401(k) Plan(s) as Purchaser may reasonably require. In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”) then such 401(k) Fees shall be the responsibility of the Company and the Company shall take such actions as are necessary to reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Purchaser no later than fifteen (15) calendar days prior to the Closing Date. The Company shall pay all 401(k) Fees prior to Closing and, to the extent not paid by the Company, Purchaser shall be entitled to indemnification for all such 401(k) Fees under Article VII hereof.
(b) Purchaser will not assume any accrued and unpaid vacation time as of the Closing. Any accrued and unpaid vacation shall be paid by the Company prior to the Closing (in the final paycheck from the Company to its employees). Section 5.15(b)(i) of the Disclosure Schedule hereto sets forth the estimated amount of accrued vacation time for each employee of the Company. The value of the actual accrued vacation time will be calculated by the Company as of the time of termination and an updated schedule (Section 5.15(b)(ii) of the Disclosure Schedule) shall be delivered by the Company to Purchaser three (3) Business Days prior to Closing. The actual value shall be provided to Purchaser within three (3) days after the Closing Date.
5.16 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. At least three (3) Business Days prior to the Closing Date, the Company shall provide Purchaser with a statement of Estimated Third Party Expenses as of the Closing Date, such statement showing detail of both previously paid and currently unpaid Third Party Expenses incurred by the Company, as well as the Third Party Expenses that are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably acceptable to Purchaser and certified as true and correct by the Company’s Chief Financial Officer (the “Statement of Expenses”). Purchaser shall be entitled to indemnification for Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus are not part of the Estimated Third Party Expenses Adjustment Amount, if any (“Excess Third Party Expenses”), in accordance with Section 7.3(a)(vi), which amounts shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount.
5.17 Spreadsheet. The Company shall deliver to Purchaser and Mellon Investor Services LLC (the “Exchange Agent”) three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.17, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing: with respect to each Shareholder, (a) such Person’s address and social security number (or tax identification number, as applicable), (b) the number of shares of Scheme Shares held by such Person (including whether such shares are Company Ordinary Shares, Company Series A Preference Shares, the Company Series A-1 Preference Shares, the Company Series A-2 Preference Shares, the Company A-3 Preference Shares or the Company Series B Preference Shares), (c) the respective certificate number(s) representing such shares, (d) whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing), (e) the liquidation preference and conversion ratio applicable to each share of Company Preference Shares, (f) the date of acquisition of such shares, (g) the Pro Rata Portion applicable to such Person, (h) the number of shares of Purchaser Common Stock to be issued and Contingent Rights to be issued to each holder pursuant to Section 1.6, (i) the number of Purchaser Shares, if any, to be paid by the Shareholder in settlement of tax withholding obligations pursuant to Section 1.6 and outstanding Shareholder loans pursuant to Section 1.6, and (j) such other information relevant thereto or which the Exchange Agent may reasonably request.
5.18 Working Capital Spreadsheet. The Company shall prepare and deliver to Purchaser, not later than three (3) Business Days prior to the Closing Date, an Excel spreadsheet substantially in the form of Schedule 5.18, setting forth the Company’s good faith estimate of the Adjusted Working Capital Amount as of Closing (such spreadsheet, the “Draft Working Capital Spreadsheet”). The Company shall provide to Purchaser copies of the materials supporting the amounts set forth in the Draft Working Capital Spreadsheet. The Company shall promptly inform Purchaser of any changes to its estimate of the Adjusted Working Capital Amount and, at the Closing, deliver a final excel spreadsheet substantially in the form of Schedule 5.18 (reflecting adjustments to the Draft Working Capital Spreadsheet based on changes since it was prepared and input from Purchaser based on its review of the draft and supporting materials), setting forth the amount (and components) of the Adjusted Working Capital Amount as of the Closing (the “Final Adjusted Working Capital Spreadsheet”).
5.19 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 5.19 hereto.
5.20 Tax Consequences. Purchaser makes no representations or warranties with regard to the tax consequences to the Scheme Shareholders of the transactions contemplated by this Agreement and the parties agree that neither Purchaser nor the Company is responsible for any such taxes.
5.21 Director and Officer Liability and Indemnification. For each current and former officer of the Company or member of the Company’s Board of Directors (each, a “Company Indemnified Person”), Purchaser shall, and shall cause the Company, to fulfill and honor the obligations of the Company pursuant to any indemnification provisions under the Charter Documents as in effect on the date hereof for a period of not less than six (6) years following the Effective Time; provided, however, that the obligations of Parent and the Company pursuant to this Section 5.21 (a) shall be subject to any limitation imposed by applicable law, and (b) shall not be deemed to release any Company Indemnified Person from his, her or its indemnity obligations under Article VII hereof, nor shall such Company Indemnified Person have any right of contribution, indemnification or right of advancement from Purchaser or the Company with respect to any Loss claimed by any of the Indemnified Parties against such Company Indemnified Person in his or her capacity as a Scheme Shareholder pursuant to Article VII hereof. This Section 5.21 shall survive the consummation of the Acquisition, is intended to benefit each Company Indemnified Person, shall be binding on all successors and assigns of Purchaser and the Company, and shall be enforceable by the Company Indemnified Persons.
5.22 RSU Issuance. Purchaser shall recommend to its Board of Directors or Compensation Committee, as applicable, that Purchaser issue, at or as promptly as practicable after the Closing, Two Million Dollars ($2,000,000) of value of restricted stock units (“RSUs”) as determined as of the grant date in accordance with Purchaser’s standard valuation procedures and with Purchaser’s standard terms and conditions, including vesting of such RSUs, to employees of the Company in accordance with the allocation schedule to be mutually agreed by Purchaser and the Company prior to the Closing; provided, however, that the issuance of RSUs to any employee subject to PRC law shall be subject to such employee obtaining a SAFE registration for such RSUs; provided, further, in the event (i) the issuance of all or any portion of the RSUs are not approved by the Board of Directors or Compensation Committee of Purchaser or (ii) any

employee subject to PRC law is unable, following good faith efforts, to obtain a SAFE registration for his or her RSUs, Purchaser shall pay the affected employees of the Company the value of their respective allocations of RSUs determined as of the Closing in cash on the same standard vesting schedule applicable to the RSUs. The employees of the Company to be set forth in the allocation schedule to be mutually agreed by Purchaser and the Company pursuant to this Section 5.22 are intended third party beneficiaries of this Section 5.22.
ARTICLE VI
CONDITIONS TO THE ACQUISITION
6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company and Purchaser to effect the Acquisition shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.
(b) Regulatory Approvals. All material foreign antitrust approvals required to be obtained prior to the Acquisition in connection with the transactions contemplated hereby have been obtained.
6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Acquisition shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:
(a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Principal Shareholders in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company and the Principal Shareholders set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.
(b) No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.
(c) Unanimous Board Approval. The Board of Directors of the Company shall have unanimously approved this Agreement, the Scheme of Arrangement, the Acquisition, and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(d) 280G Shareholder Approval. With respect to any payments and/or benefits that Purchaser determines may constitute “parachute payments” under Section 280G of the Code, the Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Purchaser and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”
(e) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Purchaser or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect; and in particular any outstanding litigation as of the date hereof, and related claims, shall have been settled by the Company or its Subsidiaries on terms that are to the satisfaction of Purchaser (without prejudice to any of Purchaser’s rights under Article VII).
(f) Securities Law Compliance. The Cayman Court shall have sanctioned the terms and conditions of the transactions contemplated by the Scheme of Arrangement Agreement.
(g) Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Purchaser shall have been timely obtained. In particular, the WFOE shall have obtained a CCC in order to legally sell each of its wireless LAN products.
(h) Third Party Consents. The Company shall have delivered to Purchaser all necessary assignment of Contracts and consents, waivers, and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(h) hereto as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
(i) Termination of Agreements. The Company shall have terminated each of the agreements listed on Schedule 5.12 hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect and any residual rights or obligations between the Company and/or its Subsidiaries, on the one hand, and the third party, on the other, shall have ceased.
(j) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence reasonably satisfactory to Purchaser that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.
(k) Resignation of Officers and Directors. Purchaser shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Purchaser.
(l) Termination of 401(k) Plans. Unless Purchaser has explicitly instructed otherwise pursuant to Section 5.15 hereof, Purchaser shall have received from the Company evidence reasonably satisfactory to Purchaser that all Company Employee Plans referred to in Section 5.15 have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Purchaser), effective as of no later than the day immediately preceding the Closing Date, and Purchaser shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.15 hereof.
(m) 280G Waivers. Each Person who might receive any payments and/or benefits referred to in Section 5.7 hereof shall have executed and delivered to the Company a 280G Waiver, in customary form (a “280G Waiver”), and such 280G Waiver shall be in effect immediately prior to the Shareholder vote contemplated by Section 5.7.
(n) Statement of Expenses. Purchaser shall have received from the Company the Statement of Expenses pursuant to Section 5.16 hereof three (3) Business Days prior to the Closing Date and such Statement of Expenses shall be certified as true and correct in form acceptable to Purchaser as of the Closing Date by the Company’s Chief Financial Officer.
(o) Spreadsheet. Purchaser and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 5.17, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.
(p) Adjusted Working Capital Spreadsheet. Purchaser shall have received from the Company the Draft Adjusted Working Capital Spreadsheet pursuant to Section 5.22 hereof three (3) Business Days prior to the Closing Date and the Final Adjusted Working Capital Spreadsheet as of the Closing Date and such Final Adjusted Working Capital Spreadsheet shall be certified as true and correct in form acceptable to Purchaser as of the Closing Date by the Company’s Chief Financial Officer.
(q) Release of Liens. Purchaser shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 5.19 hereto.
(r) Audit. Purchaser shall have received from the Company an audited consolidated balance sheet as of March 31, 2010, and the related consolidated statements of income, cash flow and Shareholders’ equity for the one (1) year period then ended (the “Closing Financials”).
(s) Certificate of the Company. Purchaser shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf (the “Company Officers’ Certificate”), to the effect that, as of the Closing:
(i) the condition set forth in Section 6.2(a) has been satisfied;
(ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing;
(iii) the conditions to the obligations of Purchaser set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

(iv) the attached Statement of Expenses and Spreadsheet are true, correct and complete.
(t) Certificate of Secretary of Company. Purchaser shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Acquisition and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.
(u) Certificate of Good Standing. Purchaser shall have received a certificate of good standing in respect of the Company which is dated within five (5) Business Days prior to Closing with respect to the Company and its Subsidiaries.
(v) Certificate of Status of Foreign Corporation. Purchaser shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where the failure to be so qualified would have a Company Material Adverse Effect, all of which are dated within five (5) Business Days prior to the Closing.
(w) FIRPTA Certificate. Purchaser shall have received a copy of any required FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
(x) New Employment Arrangements. Each Continuing Employee shall have executed and delivered to Purchaser an Offer for Continued Employment and, as of the Closing Date, shall not have taken any action to rescind, renounce or otherwise repudiate such agreement.
(y) Offer Letters. Each of the Key Employees shall have executed and delivered to Purchaser an Offer Letter and, as of the Closing Date, shall not have taken any action to rescind, renounce or otherwise repudiate the agreements set forth in such Offer Letter.
(z) Non-Competition Agreements. Each of the Key Employees other than the Restricted Parties shall have executed and delivered to Purchaser the applicable form of Non-Competition Agreement and, as of the Closing Date, shall not have taken any action to rescind, renounce or otherwise repudiate such agreement.
(aa) Company Convertible Notes. All Company Convertible Notes will be amended in a form reasonably acceptable to Purchaser such that the notes are treated at Closing as set forth in the Scheme with no remaining liability to Purchaser subsequent to the Closing.
6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Acquisition shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing

Date as though made on and as of the Closing Date. The Purchaser shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.
(b) Certificate of Purchaser. The Company shall have received a certificate from Purchaser executed by a Vice President for and on its behalf to the effect that, as of the Closing:
(i) all representations and warranties made by Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and
(ii) Purchaser has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.
(c) Securities Law Compliance. Purchaser shall have complied with the requirements of the exemption from registration provided by Section 3(a)(10) of the Securities Act with respect to the issuance of Purchaser Common Stock and Contingent Rights in the Acquisition under United States securities laws. In addition, all required filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made by Purchaser.
(d) Shareholder Approval. Shareholders constituting the Required Vote shall have approved this Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Amount in the Escrow Fund.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST CLOSING ADJUSTMENTS;
ESCROW
7.1 Survival of Representations and Warranties. The representations and warranties of the Company and the Principal Shareholders contained in this Agreement or the Company Officers’ Certificate delivered pursuant to this Agreement, shall survive until the eighteen (18) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely, the representations and warranties in Section 2.15 hereof (under the heading “Intellectual Property”), other than Sections 2.15(u), (y) and (z), shall survive until the five (5) year anniversary of the Closing Date, and the representations and warranties in Section 2.12 hereof (under the heading “Tax Matters”) (collectively with the representations and warranties in Section 2.2, Section 2.4 and 2.15, the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations; provided further, that in the event of fraud or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud or intentional misrepresentation. The representations and warranties of Purchaser contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.
7.2 Post Closing Adjustment — Working Capital Shortfall Confirmation
(a) Pursuant to Section 5.18, the Company shall prepare and deliver to Purchaser three (3) Business Days prior to Closing a draft, estimated calculation of the Adjusted Working Capital Amount as of the Closing; a final (for purposes of calculating the adjustment to be made at Closing) version thereof will be delivered at Closing. Following the Closing, Purchaser intends to review the Adjusted Working Capital Amount as of Closing. The Shareholder Representative will cooperate with Purchaser and any accounting firm it uses in connection with such review, and provide them with reasonable assistance, in determining the actual Adjusted Working Capital Amount as of Closing.
(b) Purchaser shall, as promptly as practicable, but no later than sixty (60) days after the Closing, inform the Shareholder Representative in writing if it believes that any of the information set forth in the Final Adjusted Working Capital Spreadsheet delivered pursuant to Section 6.2(p) including the Adjusted Working Capital Amount at Closing, was inaccurate (the “Dispute Notice”). The Dispute Notice shall include an Excel spreadsheet substantially in the form of Schedule 5.18, setting forth Purchaser’s good faith calculation of the Adjusted Working Capital Amount as of Closing, together with copies of the materials supporting the amounts set forth in the Dispute Notice.
(c) Purchaser shall, and shall cause the Company and its Representatives to, provide the Shareholder Representative and its Representatives with reasonable assistance in their review of the Dispute Notice and shall provide the Shareholder Representative and its Representatives with reasonable access to the personnel, properties, books and records of the Company for such purpose, in each case, at the Shareholder Representative’s sole expense.
(d) In the event the Shareholder Representative disputes the amounts contained in the Dispute Notice, the Shareholder Representative shall notify Purchaser in writing of its objections within thirty (30) days after receipt of the Dispute Notice and shall set forth, in writing and in reasonable detail, the reasons for the Shareholder Representative’s objections (a “Notice of Disagreement”).
(e) During the thirty (30) days immediately following the delivery of any Notice of Disagreement, Purchaser and the Shareholder Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Purchaser and the Shareholder Representative and their respective Representatives shall each have reasonable access to the other party’s working papers and similar materials prepared in connection with the preparation of the Final Adjusted Working Capital Spreadsheet, the Dispute Notice and the Notice of Disagreement, as the case may be. The matters set forth in any written agreement reached pursuant to this paragraph that is executed by Purchaser and the Shareholder Representative shall be final and binding on the parties on the date of such written agreement.
(f) If, at the end of such thirty (30) day period specified in Section 7.2(e), Purchaser and the Shareholder Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Purchaser and the Shareholder Representative shall submit to an independent accounting firm of national recognition in the United States mutually selected by Purchaser and the Shareholder Representative (the “Accounting Firm”) for review and resolution of any and all matters referred to in this Section 7.2(f) that remain in dispute (and as to no other matter), and the

Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount contested by Purchaser and the Shareholder Representative, (iii) furnished to Purchaser and the Shareholder Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and (v) conclusive and binding upon the parties on the date of delivery of such written resolution. Purchaser and the Shareholder Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 7.2(f) is referred to as the “Adjusted Working Capital Resolution Procedure.” Purchaser and the Shareholder Representative shall each pay their own costs and expenses incurred in connection with such Adjusted Working Capital Dispute Resolution Procedure; provided, that the fees and expenses of the Accounting Firm shall be borne in the same proportion that the Shareholder Representative’s position, on the one hand, and Purchaser’s position, on the other hand, initially presented to the Accounting Firm (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Accounting Firm.
(g) In the event that Purchaser and the Shareholder Representative agree in writing, or in the absence of such written agreement, the Accounting Firm reaches a final, binding resolution of all such matters that remain in dispute and determines, that the Final Adjusted Working Capital Spreadsheet contains inaccuracies resulting in the Adjusted Working Capital Amount as set forth in the Final Adjusted Working Capital Spreadsheet being lower than the actual Adjusted Working Capital Amount as determined pursuant to this Section 7.2 (the date on which such agreement or determination occurs, the “Final Determination Date”), the Shareholder Representative shall instruct the Escrow Agent to pay to Purchaser from the Escrow Fund the amount of such shortfall within five (5) Business Days of the Final Determination Date.
7.3 Other Post Closing Adjustments and Indemnifications
(a) Subject to the terms of this Article VII, the Parties agree that the Scheme Consideration may be adjusted after the Closing in order to compensate Purchaser (and its officers, directors, affiliates, employees, agents and representatives) or the Company (the “Indemnified Parties”), for all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, in all cases only to the extent that such Losses are not duplicative of Losses recovered through the Adjusted Working Capital Amount as set forth on the Final Adjusted Working Capital Spreadsheet, as a result of the following:
(i) any breach or inaccuracy of a representation or warranty of the Company and the Principal Stockholders in this Agreement or in the Company Officers’ Certificate delivered pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” or “Company Material Adverse Effect” contained therein; provided further, that all such qualifications shall be given their full effect for purposes of determining whether a breach or inaccuracy has occurred),

(ii) any failure by any of the Company, WFOE, the Subsidiaries and those of their respective shareholders who are PRC residents to complete foreign exchange registration procedures with the competent PRC authorities in accordance with PRC Law,
(iii) any historical or current failure of the Company or any of its Subsidiaries (including in particular the WFOE) to obtain, and to maintain the validity of, the product-specific approval certificates, licenses and other documents required for its respective business and operations under PRC Law,
(iv) any failure by the Company or any other Person (other than Purchaser) to perform or comply with any covenant applicable to any of them contained in this Agreement,
(v) any fraud or intentional misrepresentation of any representation, warranty or covenant contained in this Agreement or in the Company Officers’ Certificate,
(vi) the Excess Third Party Expenses Indemnification Amount, and
(vii) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Acquisition or for any such agreement to remain in full force or effect following the Effective Time.
(b) Any Person committing fraud or any intentional misrepresentation of any representation, warranty or covenant contained in this Agreement or in the Company Officers’ Certificate shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation of a representation, warranty or covenant committed by such Person.
7.4 Maximum Payments; Remedy.
(a) The maximum amount an Indemnified Party may recover from a Scheme Shareholder individually pursuant to Section 7.2 and Sections 7.3(a)(i) (except with respect to the Specified Representations), 7.3(a)(iv) (with respect to all covenants except as set forth on Schedule 7.4(b)), 7.3(a)(vi) and 7.3(a)(vii) hereof shall be limited to such Scheme Shareholder’s Pro Rata Portion of the Escrow Fund.
(b) The maximum amount an Indemnified Party may recover from a Scheme Shareholder individually pursuant to (i) Section 7.3(a)(i) with respect to the Specified Representations, or (ii) Sections 7.3(a)(ii), 7.3(a)(iii), 7.3(iv) (with respect to the covenants set forth on Schedule 7.4(b) only and subject to Section 7.4(c)) and 7.3(a)(v) shall be limited to such Scheme Shareholder’s Pro Rata Portion of the applicable Losses not to exceed the full amount of the Merger Consideration received by such Scheme Shareholder (after first exhausting the Escrow Fund), provided however that nothing in this Agreement shall limit the liability of any Person (including any Shareholder) for any Losses pursuant to Section 7.3(a)(v) if such Person perpetrated such fraud or intentional misrepresentation or had knowledge of the same.
(c) An Indemnified Party may only recover for breaches of Section 5.8 hereof (Non-Compete) from the Principal Shareholder committing such breach.

(d) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Acquisition does not close.
(e) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
(f) Notwithstanding anything to the contrary herein, nothing shall prohibit Purchaser from seeking and obtaining recourse against the Scheme Shareholders, or any of them, in each case severally and not jointly to the extent of such excess, in the event that Purchaser issues more than the Acquisition Consideration to which the Shareholders, or any of them, are entitled pursuant to Article I of this Agreement.
(g) The indemnification provisions of this Article VII shall be the exclusive remedy of the Indemnified Parties for the recovery of any Losses arising out of this Agreement or the Company Officers’ Certificate except as set forth in the proviso of Section 7.4(b) above.
7.5 Escrow Arrangements.
(a) Escrow Fund. By virtue of this Agreement and the Scheme of Arrangement and as security for the post-Closing adjustment and indemnity obligations provided for in Sections 7.2 and 7.3 hereof, at the Effective Time, Purchaser will deposit the Escrow Amount (plus any New Shares as defined in Section 7.5(e)(ii)) without any act of the Shareholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Amount (plus any New Shares added to such Escrow Amount in accordance with Section 7.5(e)(ii)) shall be available to pay any post-Closing adjustments and to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.
(b) Basket Amount.
(i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 7.5(b), an Indemnified Party may not recover any Losses under Section 7.3(a) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.3(a) hereof in excess of $100,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent or the Shareholder Representative as provided in Section 7.5(f) hereof, in which case Purchaser shall be entitled to recover all Losses so identified.
(ii) Purchaser shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (vii) of Section 7.3(a) hereof, or (b) resulting from the failure of any Scheme Shareholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.5(j) hereof.

(c) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud or intentional misrepresentation of any representation, warranty or covenant committed by the Company (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against a Scheme Shareholder) or as otherwise provided in Section 7.4(b) through Section 7.4(f), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.
(d) Escrow Period; Distribution upon Termination of Escrow Period.
(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Purchaser’s corporate headquarters in California, on the date thirty (30) days after the Survival Date (the “Escrow Period”), and the Escrow Agent shall distribute the shares in the Escrow Fund to the Scheme Shareholders following such termination except as set forth below; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative (or the Shareholder(s) in the event that indemnification is being sought hereunder directly from such Scheme Shareholder(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Scheme Shareholders at such time. As soon as all such claims have been resolved, the Escrow Agent shall cause to be delivered to the Scheme Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Shareholders pursuant to this Section 7.5(d) shall be made in proportion to their respective Pro Rata Portions of the remaining shares in the Escrow Fund, with the amount delivered to each Scheme Shareholder rounded to the nearest whole number of shares of Purchaser Common Stock.
(e) Protection of Escrow Fund.
(i) Each of the Scheme Shareholders shall have voting rights with respect to the shares of Purchaser Common Stock contributed to and held in the Escrow Fund on behalf of such Scheme Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Purchaser Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents as may be necessary to enable the Shareholders to exercise such voting rights, and shall instruct the Scheme Shareholders to return any instructions with respect to such voting rights to the Escrow Agent, who shall tabulate all votes received by the Scheme Shareholders and shall vote on their behalf in accordance with the instructions given by each such Shareholder. In the absence of instructions by any such Scheme Shareholder, the Escrow Agent shall not vote any of the shares held on behalf of such Scheme Shareholder.
(ii) Cash dividends, and any non-cash taxable dividends or distributions, on any shares of Purchaser Common Stock in the Escrow Fund shall be distributed to the Scheme Shareholders according to their Pro Rata Portion, and shall not become a part of the Escrow Fund. Any shares of Purchaser Common Stock or other equity securities issued or distributed by Purchaser after the Effective Time in a nontaxable transaction (“New Shares”) in respect of Purchaser Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. The parties hereto (other than the Escrow Agent) agree that the Scheme Shareholders are the owners of any stock in the Escrow Fund. New Shares issued in respect of shares of Purchaser Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
(iii) The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement.
(f) Claims for Indemnification.
(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.5(g) and Section 7.5(g) hereof, deliver to Purchaser, as promptly as practicable, shares of Purchaser Common Stock held in the Escrow Fund equal to such Losses (as calculated by the Purchaser based on the average of the daily closing price of a share of Purchaser Common Stock as reported by The Nasdaq Stock Market for the twenty (20) trading days ending on the date of the Officer’s Certificate). The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
(ii) In the event that an Indemnified Party pursues a claim directly against any Scheme Shareholder(s) or any other Person, subject to the provisions of Section 7.4, Section 7.5(c), Section 7.5(g), and Section 7.5(h) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.
(g) Objections to Claims against the Escrow Fund.
(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after the Claim Date, the Escrow Agent shall make no delivery to Purchaser of any Escrow Amount pursuant to Section 7.5(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Purchaser Common Stock from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate (as calculated based on the average of the daily closing price of a share of Purchaser Common Stock as reported by The Nasdaq Stock Market for the twenty (20) trading days ending on the date of the Officer’s Certificate), provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”) provided further that, to be effective, such

Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on or before the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Shareholder Representative hereby authorizes the Escrow Agent to deliver shares of Purchaser Common Stock from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 7.5(g).
(ii) If the Shareholder Representative (or the Scheme Shareholder(s), in the event that indemnification is being sought hereunder directly from such Scheme Shareholder(s)) does not object in writing (as provided in Section 7.5(g)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Scheme Shareholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).
(h) Resolution of Conflicts; Arbitration.
(i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 7.5(g) hereof (other than in connection with Agreed-Upon Losses as defined in Section 7.5(h)(v) hereof, for which the Shareholder Representative has waived the right to object), the Shareholder Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Purchaser or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the Shareholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Purchaser and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Purchaser and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Purchaser.
(iii) Any such arbitration shall be held in Santa Clara County, California, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Shareholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.5(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Shareholders or any Indemnifying Party and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.
(v) This Section 7.5(h) shall not apply to claims against the Escrow Fund made in respect of (A) the Excess Third Party Expenses Indemnification Amount, if any, and (B) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.5(j) hereof (each of (A) and (B), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.5(g) hereof.
(i) Third-Party Claims. In the event Purchaser becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Purchaser reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Purchaser shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Purchaser against the Escrow Fund, or against the Shareholders directly, as the case may be, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder provided that the underlying claim is deemed to be indemnifiable. Notwithstanding anything in this Agreement to the contrary, this Section 7.5(i) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.
(j) Escrow Agent’s Duties.
(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Purchaser and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Purchaser and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Purchaser and 50% to be paid by the Shareholders on the basis of the Shareholders’ respective Pro Rata Portions; provided, however, that in the event any Shareholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Purchaser may at its option pay such Shareholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Shareholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Purchaser and 50% to be paid by the Shareholders on the basis of the Shareholders’ respective Pro Rata Portions; provided, however, that in the event any Shareholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Purchaser may at its option pay such Shareholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Shareholder’s Pro Rata Portion of the Escrow Fund.
(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to Purchaser and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Purchaser and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Purchaser in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Purchaser, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
(l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any Acquisition, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
7.6 Shareholder Representative.
(a) By virtue of the approval of the Acquisition and this Agreement by the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint Hans Tai as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.
(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Shareholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Scheme Shareholders; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. Subject to Section 8.2 hereof, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
(a) by mutual agreement of the Company and Purchaser;
(b) by Purchaser or the Company if the Closing Date shall not have occurred by December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(c) by Purchaser if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Acquisition illegal;
(d) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would constitute an Action of Divestiture;
(e) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 4.2(c), 5.2,

5.3, 5.16 and 7.4(d) hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.
8.4 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:
(a) if to Purchaser, to:
Aruba Networks, Inc.
1344 Crossman Avenue
Sunnyvale, California 94089
Attn: General Counsel
Telephone: (408) 227-4500
Facsimile:   (408) 227-4550

with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Steven E. Bochner
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811
(b) if to the Company, to:
Azalea Networks
673 S. Milpitas Blvd.
Suite 105
Milpitas, CA 95035
Attention: Felix Zhao
Telephone: (408) 582-1301
Facsimile No.: (408) 719-1247
with a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025-1015
Attention:  David Lee
                  Mark W. Seneca
Facsimile No.: (650) 614-7401
(c) if to the Shareholder Representative, to:
Hans Tai
c/o InnoBridge International Inc.
2905 Stender Way, Suite 20
Santa Clara, CA
Telephone: (408) 505-5688
Facsimile: (408) 588-1690
(d) If to the Escrow Agent, to:
U.S. Bank National Association
Corporate Trust Services
One California Street, Suite 1000
San Francisco, California 94111
Attention: Sheila Soares
Facsimile No.: (415) 273-4590

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to its affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.
9.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
9.7 No Third Party Beneficiaries. Except as otherwise set forth in Section 5.21, this Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.
9.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.5(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.5(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.
9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, Identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
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IN WITNESS WHEREOF, Purchaser, the Company, the Escrow Agent, the Shareholder Representative and the Principal Shareholders have caused this Agreement to be signed, all as of the date first written above.

ARUBA NETWORKS, INC.
By:	/s/ Steffan Tomlinson
	Name:	Steffan Tomlinson
	Title:	Chief Financial Officer

AZALEA NETWORKS
By:	/s/ Felix Zhao
	Name:	Felix Zhao
	Title:	Co-CEO

U.S. BANK NATIONAL ASSOCIATION
By:	/s/Sheila Soares
	Name:	Sheila Soares
	Title:	Assistant Vice President

SHAREHOLDER REPRESENTATIVE
/s/ Hans Tai
Hans Tai

PRINCIPAL SHAREHOLDERS
/s/ Felix Zhao
Felix Zhao

/s/ Frank Wang
Frank Wang

/s/ Fang Wu
Fang Wu

SIGNATURE PAGE TO ARRANGEMENT AGREEMENT

PRINCIPAL SHAREHOLDERS (cont.)
/s/ Hans Tai
Hans Tai

/s/ Samuel Chen
Samuel Chen

SIGNATURE PAGE TO ARRANGEMENT AGREEMENT